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                                                                EXHIBIT 99(A)(5)

                             SHAW INDUSTRIES, INC.
     OFFER TO PURCHASE FOR CASH UP TO 8,000,000 SHARES OF ITS COMMON STOCK (INCLUDING ASSOCIATED SERIES A PARTICIPATING PREFERRED STOCK PURCHASE RIGHTS)

                  AT A PURCHASE PRICE NOT IN EXCESS OF $14.00
                         NOR LESS THAN $11.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW
    YORK CITY TIME, ON MONDAY, MARCH 9, 1998, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

     Enclosed for your consideration are the Offer to Purchase, dated February 9, 1998, and the related Letter of Transmittal (which together constitute the "Offer") in connection with the Offer by Shaw Industries, Inc., a Georgia corporation (the "Company"), to purchase up to 8,000,000 shares (or such lesser number of shares as are properly tendered) of its Common Stock, (the "Common Stock"), including the associated rights to purchase Series A Participating Preferred Stock (the "Rights") issued pursuant to the Rights Agreement between the Company and NationsBank, N.A. as successor to Citizens and Southern Trust Company (Georgia), N.A. (together, the Common Stock and the Rights are referred to as the "Shares"), at a price not in excess of $14.00 nor less than $11.00 per Share, specified by tendering shareholders, upon the terms and subject to the conditions set forth in the Offer.

     The Company will determine a single price per Share, not in excess of $14.00 nor less than $11.00 per Share, net to the seller in cash (the "Purchase Price"), that it will pay for Shares properly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering Shareholders. The Company will select the lowest Purchase Price that will allow it to purchase 8,000,000 Shares (or such lesser number of Shares as are properly tendered and not withdrawn) at a price not in excess of $14.00 nor less than $11.00 per Share. All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration, odd lot provisions and conditional tender provisions. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned. All Shares acquired in the Offer will be acquired at the Purchase Price. The Company reserves the right, in its sole discretion, to purchase more than 8,000,000 Shares pursuant to the Offer. See Sections 1 and 15 of the Offer to Purchase.

     If, prior to the Expiration Date (as defined in the Offer to Purchase), more than 8,000,000 Shares (or such greater number of Shares as the Company may elect to purchase) are properly tendered and not withdrawn, the Company will, upon the terms and subject to the conditions of the Offer, accept Shares for purchase first from Odd Lot Holders (as defined in the Offer to Purchase) who properly tender their Shares at or below the Purchase Price and then on a pro rata basis from all other shareholders whose Shares are properly tendered at or below the Purchase Price and not withdrawn. If any shareholder tenders Shares and does not wish to have such Shares purchased subject to proration, such shareholder may tender Shares subject to the condition that a specified minimum number of Shares (which may be represented by designated stock certificates) be purchased. See Sections 1, 3 and 6 of the Offer to Purchase.

     We are the owner of record of Shares held for your account. As such, we are the only ones who can tender your Shares, and then only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT TO TENDER SHARES WE HOLD FOR YOUR ACCOUNT.

     Please instruct us as to whether you wish us to tender any or all of the Shares we hold for your account on the terms and subject to the conditions of the Offer.
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     We call your attention to the following:

          1. You may tender Shares at prices not in excess of $14.00 nor less than $11.00 per Share as indicated in the attached Instruction Form, net to you in cash.

          2. You may condition your tender of Shares on the Company purchasing all or a minimum number of your Shares.

          3. You may designate the priority in which your Shares shall be purchased in the event of proration.

          4. The Offer is not conditioned upon any minimum number of Shares being tendered.

          5. The Offer, proration period and withdrawal rights will expire at 12:00 Midnight, New York City time, on Monday, March 9, 1998, unless the Company extends the Offer.

          6. The Offer is for up to 8,000,000 Shares, constituting approximately 6.1% of the Shares outstanding as of January 30, 1998.

          7. Tendering Shareholders will not be obligated to pay any brokerage commissions, solicitation fees, or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the Company's purchase of Shares pursuant to the Offer. However, a tendering shareholder who holds Shares with such shareholder's Custodian (as defined in the Offer to Purchase) may be required by such Custodian to pay a service charge or other fee.

          8. If you beneficially own an aggregate of fewer than 100 Shares, and you instruct us to tender on your behalf all such Shares at or below the Purchase Price prior to the Expiration Date (as defined in the Offer to Purchase) and complete the item captioned "Odd Lots" in the attached Instruction Form, the Company, upon the terms and subject to the conditions of the Offer, will accept all such Shares for purchase before proration, if any, of the purchase of other Shares properly tendered at or below the Purchase Price.

          9. If you wish to tender portions of your Shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your Shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept.

     If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the attached Instruction Form. An envelope to return your Instruction Form to us is enclosed. If you authorize us to tender your Shares, we will tender all such Shares unless you specify otherwise on the attached Instruction Form.

     YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF ON OR BEFORE THE EXPIRATION DATE OF THE OFFER. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, MARCH 9, 1998, UNLESS THE COMPANY EXTENDS THE OFFER.

     As described in Section 1 of the Offer to Purchase, if more than 8,000,000 Shares have been properly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase), the Company will purchase properly tendered Shares in the following order of priority:

          (a) First, all Shares properly tendered and not withdrawn prior to the Expiration Date by any Odd Lot Holder who:

             (1) tenders all Shares beneficially owned by such Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all Shares owned by such shareholder will not qualify for this preference); and

             (2) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

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          (b) Second, after purchase of all of the foregoing Shares, all Shares conditionally tendered in accordance with Section 6, for which the condition was satisfied without regard to the procedure set forth in clause
     (c) below, and all other Shares tendered properly and unconditionally, in each case, at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a pro rata basis (with adjustments to avoid purchases of fractional Shares) as described below; and

          (c) Third, if necessary to permit the Company to purchase up to 8,000,000 Shares, Shares conditionally tendered, for which the condition was not initially satisfied, at or below the Purchase Price and not withdrawn prior to the Expiration Date, selected by random lot in accordance with Section 6.

     You may condition your tender on the Company purchasing a minimum number of your tendered Shares. In such case, if as a result of the preliminary proration provisions in the Offer to Purchase the Company would purchase less than such minimum number of your Shares, then the Company will not purchase any of your Shares, except as provided in the next sentence. In such case, if as a result of Shares conditionally tendered not being purchased the total number of Shares that would have been purchased is less than 8,000,000, the Company will select, by random lot, Shares for purchase from shareholders who conditionally tendered Shares for which the condition, based on a preliminary proration, has not been satisfied. See Section 1 of the Offer to Purchase.

     The Offer is being made to all holders of Shares. The Company is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer, the Company will make a good faith effort to comply with such statute. If, after such good faith effort, the Company cannot comply with such statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in such state. In those jurisdictions whose securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

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                                INSTRUCTION FORM
                            FOR TENDER OF SHARES OF
                             SHAW INDUSTRIES, INC.

     Please tender to Shaw Industries, Inc. (the "Company"), on (our) (my) behalf, the number of Shares indicated below, which are beneficially owned by
(us) (me) and registered in your name, upon the terms and subject to the conditions contained in the Offer to Purchase of the Company dated February 9, 1998, and the related Letter of Transmittal, the receipt of both of which is acknowledged.
                        NUMBER OF SHARES TO BE TENDERED:
                        ------------------------- SHARES

                               CONDITIONAL TENDER

   [ ] Check here if tender of Shares is conditional on the Company purchasing all or a minimum number of the tendered Shares and complete the following: Minimum number of Shares to be sold:
     -------------------------------------------------------------------.

                                    ODD LOTS

                  (SEE INSTRUCTION 8 OF LETTER OF TRANSMITTAL)

     By checking this box the undersigned represents that the undersigned owns, beneficially or of record, an aggregate of fewer than 100 Shares and is tendering all of such Shares. In addition, the undersigned is tendering Shares either (check one box):

     [ ] at the Purchase Price, as the same shall be determined by the Company in accordance with the terms of the Offer (persons checking this box need not indicate the price per Share below); or

     [ ] at the price per Share indicated below under "Price (In Dollars)
         Per Share At Which Shares Are Being Tendered."

                ODD LOT SHARES CANNOT BE CONDITIONALLY TENDERED

        PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED
                              CHECK ONLY ONE BOX.
            IF MORE THAN ONE BOX IS CHECKED OR IF NO BOX IS CHECKED,
                      THERE IS NO PROPER TENDER OF SHARES

(Shareholders who desire to tender Shares at more than one price must complete a separate Instruction Form for each price at which Shares are tendered.)

         [ ] $11.00    [ ] $11.75   [ ] $12.50   [ ] $13.25   [ ] $14.00
         [ ] $11.25    [ ] $12.00   [ ] $12.75   [ ] $13.50
         [ ] $11.50    [ ] $12.25   [ ] $13.00   [ ] $13.75
THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.
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THE BOARD OF DIRECTORS OF THE COMPANY HAS AUTHORIZED THE OFFER. HOWEVER, NEITHER
THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES OR AS TO THE PURCHASE PRICE OF ANY TENDER. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES AND AT WHAT PRICE OR PRICES SHARES SHOULD BE TENDERED.

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                                  SIGNATURE(S)

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                          PLEASE TYPE OR PRINT NAME(S)

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                 (TAX IDENTIFICATION OR SOCIAL SECURITY NUMBER)

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                                    ADDRESS

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                              (INCLUDING ZIP CODE)

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                         AREA CODE AND TELEPHONE NUMBER

            Date:                                           , 1998
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